Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of INSPIRA TECHNOLOGIES OXY B.H.N LTD. of our report dated April 30, 2021, except for note 20.5, which is dated June 4, 2021, relating to the financial statements, and schedules of INSPIRA TECHNOLOGIES OXY B.H.N LTD. appearing in the Company’s Registration Statement on Form F-1.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Ziv Haft
Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel

August 25, 2021